QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.40

BUSINESS LOAN AGREEMENT
(RECEIVABLES AND INVENTORY)

        This Agreement dated as of December 20, 2002, is between Bank of America, N.A. (the "Bank") and Motorcar Parts & Accessories, Inc., a New York corporation (the "Borrower").

1.
DEFINITIONS

        In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

        1.1  "Alternate Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank as its "prime rate." The "prime rate" is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

        1.2  "Borrowing Base" means the sum of:

          (a)  75% of the balance due on Acceptable Receivables; and

          (b)  the lesser of Ten Million Dollars ($10,000,000) or a percentage of the value of Acceptable Inventory calculated by adding together:

              (i)  20% of Acceptable Inventory (which is not classified as commodity cores (used alternators and starters)) consisting of raw materials; and

            (ii)  50% of Acceptable Inventory (which is not work in progress) consisting of finished goods; and

            (iii)  from the date hereof through April 30, 2003, 10% of Acceptable Inventory classified as commodity cores (used alternators and starters) not exceeding an aggregate sum of Two Million Dollars ($2,000,000.00).

        In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank reasonably deems appropriate.

        After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for 100% of outstanding letters of credit, reserves for three months rent at leased locations subject to statutory or contractual landlord's liens, inventory shrinkage, dilution (any non-cash reduction of accounts receivable), customs charges, warehousemen's or bailees' charges, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

        1.3  "Acceptable Receivable" means an account receivable which satisfies the following requirements:

          (a)  The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

          (b)  There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

          (c)  The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

          (d)  The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrower by the account debtor (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower). To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

          (e)  The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

          (f)    The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or services charges are included, such amounts shall be deducted from the account balance.

          (g)  The Borrower has sent an invoice to the debtor in the amount of the account.

          (h)  The Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

          (i)    The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

          (j)    The debtor upon the account is not any of the following:

              (i)  an employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

            (ii)  the U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

            (iii)  any state, county, city, town or municipality.

            (iv)  any person or entity located in a foreign country.

          (k)  The account is not in default. An account will be considered in default if any of the following occur:

              (i)  The account is not paid within 150 days from its invoice date, or 60 days from its due date, whichever occurs first;

            (ii)  The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

            (iii)  Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

          (l)    The account is not the obligation of a debtor who is in default (as defined above) on 50% or more of the accounts upon which such debtor is obligated.

          (m)  The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

          (n)  The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

          (o)  The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 15% of the total amount of the Borrower's Acceptable Receivables at that time. It is provided, however, that if the debtor obligated upon an account is one of the debtors listed below, the concentration limit applicable to each debtor will be increased to the percentage set forth below:

Debtor	Concentration Limit
AutoZone, Inc.	60%
CSK Automotive, Inc.	35%
The Pep Boys-Manny, Moe & Jack	35%
General Motors Corp.	35%
O'Reilly Automotive, Inc.	25%

        1.4  "Acceptable Inventory" means inventory which satisfies the following requirements:

          (a)  The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank. This does not prohibit any statutory liens which may exist in favor of the growers of agricultural products which are purchased by the Borrower.

          (b)  The inventory is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable.

          (c)  The inventory is held for sale or use in the ordinary course of the Borrower's business and is of good and merchantable quality. Display items, work-in-process, samples, and packing and shipping materials are not acceptable. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving, or which has been returned by the buyer (excluding cores), is not acceptable.

          (d)  The inventory is covered by insurance as required in the "Covenants" section of this Agreement.

          (e)  The inventory has not been manufactured to the specifications of a particular account debtor which cannot be readily sold to another account debtor.

          (f)    The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the inventory to third parties.

          (g)  The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

          (h)  The inventory is not placed on consignment; provided, however, from the date hereof through December 31, 2003, inventory in an aggregate amount not exceeding Five Million Dollars ($5,000,000) on consignment to AutoZone, Inc. may be included as Acceptable Inventory so long as the Bank has received a letter from AutoZone, Inc. (the form and substance of such letter and the signatory thereof to be acceptable to the Bank) to the effect that AutoZone Inc. acknowledges the Bank's security interest in such consigned inventory and agrees, promptly upon written demand of the Bank following an Event of Default hereunder, to purchase the consigned inventory at fair market value or return such inventory to the Borrower at no cost to the Borrower.

          (i)    The inventory is otherwise acceptable to the Bank.

        1.5  "Change of Control" means, with respect to any Person, an event or series of events by which:

          (a)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and, for purposes of determining whether a "group" holds more than 25% of the equity securities of the Borrower, excluding shares of common stock of the Borrower held as of the date of this Agreement by Mel Marks, Richard Marks and each of the members of the Marks family) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

          (b)  during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

        1.6  "Credit Limit" means the amount of Twenty-Five Million Dollars ($25,000,000.00).

        1.7  "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on an overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the banking day next succeeding such day; provided that (a) if such day is not a banking day, the Federal

Funds Rate for such day shall be such rate on such transactions on the next preceding banking day as so published on the next succeeding banking day, and (b) if no such rate is so published on such next succeeding banking day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Bank on such day on such transactions as determined by the Bank.

        1.8  "Person" means any natural person, corporation, limited liability company, trusts, joint venture, association, company, partnership, governmental authority or other entity.

2.
LINE OF CREDIT AMOUNT AND TERMS

        2.1    Line of Credit Amount.

          (a)  During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

          (b)  This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

          (c)  The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and the manner as the Bank, in its discretion, may determine.

        2.2    Availability Period.    The line of credit is available between the date of this Agreement and December 30, 2005, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

        2.3    Conditions to Availability of Credit.    In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

          (a)  a borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based.

          (b)  copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

          (c)  copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

          (d)  copies of the cash receipts journal pertaining to the borrowing certificate.

        2.4    Interest Rate.    Unless the Borrower elects an optional interest rate as described below, the interest rate is a rate per year equal to the Alternate Base Rate plus (or minus) the Applicable Margin as defined below.

        2.5    Repayment Terms.

          (a)  The Borrower will pay interest on February 1, 2003, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

          (b)  The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than ninety (90) days after the Expiration Date.

        2.6    Optional Interest Rates.    Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

          (a)  the LIBOR Rate plus the Applicable Margin as defined below

          (b)  the IBOR Rate plus the Applicable Margin as defined below

        2.7    Applicable Margin.    The Applicable Margin shall be the following amounts per annum, based upon the Borrower's Cash Flow Coverage Ratio (as defined in the Covenants section), as set forth in the most recent compliance certificate received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate, such amounts shall be those indicated for pricing level 3 set forth below.

APPLICABLE MARGIN (in percentage points per annum)
Pricing Level	Cash Flow Ratio Coverage	LIBOR/IBOR Rate	Alternate Base Rate
1.	Greater than 1.50:1.0	+ 2.00%	- 0.25%
2.	Greater than 1.35:1.0 but equal to or less than 1.50:1.0	+ 2.25%	+ 0.00%
3.	Greater than 1.25:1.0 but equal to or less than 1.35:1.0	+ 2.50%	+ 0.25%

        The Applicable Margin shall be in effect from the fifth day following the date the most recent compliance certificate is received by the Bank until the twentieth day of the month following the date the next compliance certificate is received; provided, however, that if the Borrower fails to timely deliver the compliance certificate, the Applicable Margin from the date such compliance certificate was due until the date such compliance certificate is received by the Bank shall be the highest pricing level set forth above.

        2.8    Reduction of Commitment; Mandatory Prepayment.    Within 30 days of the occurrence of each of the following events, the Commitment shall automatically be reduced by an amount equal to the percentage set forth below:

            (i)  100% of the net cash proceeds (net of costs of sale and taxes payable) of any asset sales (excluding inventory sales in the ordinary course of business and receivable sales as part of a securitization) by the Borrower or any subsidiary (including sales of stock of subsidiaries).

          (ii)  100% of the net cash proceeds from the issuance of any senior debt by the Borrower and its subsidiaries.

          (iii)  50% of the net cash proceeds from the issuance of equity by the Borrower or any subsidiary.

If, after giving effect to the reduction of the Commitment as herein required, the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, exceeds the Commitment, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

        2.9    Letters of Credit.

          (a)  This line of credit may be used for financing:

              (i)  commercial letters of credit with a maximum maturity of 180 days but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

            (ii)  standby letters of credit with a maximum maturity of 365 days but not to extend more than 270 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

            (iii)  The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Five Million Dollars ($5,000,000.00).

          (b)  The Borrower agrees:

              (i)  any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

            (ii)  if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

            (iii)  the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

            (iv)  to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

            (v)  to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

            (vi)  to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

          (vii)  to pay the Bank a non-refundable fee equal to 1.75% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears, calculated on the basis of the face amount outstanding on the day the fee is calculated.

3.
OPTIONAL INTEREST RATES

        3.1    Optional Rates.    Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

        3.2    LIBOR Rate.    The election of LIBOR Rates shall be subject to the following terms and requirements:

          (a)  The interest period during which the LIBOR Rate will be in effect will be one, two, three, or six months. The first day of the interest period must be a day other than a Saturday or a

  Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

          (b)  Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

          (c)  The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate (1.00 - Reserve Percentage)

  Where,

              (i)  "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

            (ii)  "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

          (d)  The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon California time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

          (e)  The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

          (f)    Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

          (g)  The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

          (h)  The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

              (i)  Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

            (ii)  the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

        3.3    IBOR Rate.    The election of IBOR Rates shall be subject to the following terms and requirements:

          (a)  The interest period during which the IBOR Rate will be in effect will be 30, 60, 90 or 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

          (b)  Each IBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

          (c)  The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

IBOR Rate =	IBOR Base Rate (1.00 - Reserve Percentage)

  Where,

              (i)  "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

            (ii)  "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

          (d)  Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

          (e)  The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

          (f)    The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

              (i)  Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

            (ii)  the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

4.
FEES AND EXPENSES

        4.1    Fees.

          (a)    Loan Fee.    The Borrower agrees to pay a loan fee with respect to the Commitment in the amount of One Hundred Twenty Five Thousand Dollars ($125,000). This fee is due on or before the date of this Agreement.

          (b)    Unused Commitment Fee.    The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.25% per year. The fee is due on March 31, 2003, and on the last day of each quarter thereafter until the expiration of the availability period.

        4.2    Expenses.    The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

        4.3    Reimbursement Costs.

          (a)  The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

          (b)  The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

5.
COLLATERAL

        5.1    Personal Property.    The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

          (a)  Equipment and fixtures.

          (b)  Inventory.

          (c)  Receivables.

          (d)  Patents, trademarks and other general intangibles.

6.
DISBURSEMENTS, PAYMENTS AND COSTS

        6.1    Request for Credit.

        Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

        6.2    Disbursements and Payments.

          (a)  Each payment by the Borrower will be made at the Bank's banking center (or other location) selected by the Bank from time to time; and will be made in immediately available funds, or such other type of funds selected by the Bank.

          (b)  Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

        6.3    Telephone and Telefax Authorization.

          (a)  The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

          (b)  Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14593-02436, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

          (c)  The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

        6.4    Direct Debit (Pre-Billing).

          (a)  The Borrower agrees that the Bank will debit the Borrower's deposit account number 14593-02436, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

          (b)  Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

          (c)  The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

              (i)  If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

            (ii)  If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

  Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

          (d)  The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

        6.5    Banking Days.    Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

        6.6    Taxes.    If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

        6.7    Additional Costs.    The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

          (a)  any reserve or deposit requirements; and

          (b)  any capital requirements relating to the Bank's assets and commitments for credit.

        6.8    Interest Calculation.    Except as otherwise stated in this Agreement, interest based on the Alternate Base Rate will be computed on the basis of a 365-day year and the actual number of days elapsed. Interest based on the LIBOR/IBOR Rate and all fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

        6.9    Default Rate.    Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

        6.10    Interest Compounding.    At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate. This may result in compounding of interest.

        6.11    Overdrafts.    At the Bank's sole option in each instance, the Bank may do one of the following:

          (a)  The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

          (b)  The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

        6.12    Payments in Kind.    If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

7.
CONDITIONS

        The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

        7.1    Authorizations.    Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

        7.2    Governing Documents.    A copy of the Borrower's articles of incorporation.

        7.3    Security Agreements.    Signed original security agreements and assignments.

        7.4    Perfection and Evidence of Priority.    Financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except for purchase money equipment liens.

        7.5    Insurance.    Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

        7.6    Guaranties.    Guaranty signed by MVR Products Pte Ltd., a Singapore corporation, and Unijoh Sdn. Bhd. a Malaysian corporation.

        7.7    Landlord's Waiver.    Within 90 days of the date of this Agreement, for any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower, a Consent to Removal from the owner of the real property, and the holder of any such mortgage or deed of trust.

        7.8    Legal Opinions.    A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

        7.9    Good Standing.    Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

        7.10    Payment of Fees.    Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

        7.11    Other Items.    Any other items that the Bank reasonably requires.

8.
REPRESENTATIONS AND WARRANTIES

        When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

        8.1    Organization of Borrower.    The Borrower is a corporation duly formed and existing under the laws of the state where organized.

        8.2    Authorization.    This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        8.3    Enforceable Agreement.    This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

        8.4    Good Standing.    In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

        8.5    No Conflicts.    This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        8.6    Financial Information.    All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

        8.7    Lawsuits.    There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

        8.8    Collateral.    All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

        8.9    Permits, Franchises.    The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

        8.10    Other Obligations.    The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        8.11    Tax Matters.    The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid.

        8.12    No Event of Default.    There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

        8.13    Insurance.    The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

        8.14    Merchantable Inventory; Compliance with FLSA.    All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

        8.15    ERISA Plans.

          (a)  Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

          (b)  There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

          (c)  With respect to any Plan subject to Title IV of ERISA:

              (i)  No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

            (ii)  No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

            (iii)  No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          (d)  The following terms have the meanings indicated for purposes of this Agreement:

              (i)  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            (ii)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            (iii)  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

            (iv)  "PBGC" means the Pension Benefit Guaranty Corporation.

            (v)  "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

        8.16    Location of Borrower.    The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

9.
COVENANTS

        The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

        9.1    Use of Proceeds.    To use the proceeds of the line of credit only for working capital and other general corporate purposes; provided that not more than One Million Dollars ($1,000,000) of the Commitment may be used for warrant repurchases from Wells Fargo Bank, N.A. and/or stock repurchases.

        9.2    Financial Information.    To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

          (a)  Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. These statements shall be prepared on a consolidated basis.

          (b)  Within 45 days of the period's end (including the last period in each fiscal year), the Borrower's quarterly financial statements. These financial statements may be Borrower prepared and shall be prepared on a consolidating basis.

          (c)  Within 45 days of the end of each fiscal quarter, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

          (d)  A borrowing certificate setting forth the amount of Acceptable Receivables and Acceptable Inventory as of the last day of each month within twenty (20) days after month end and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing certificate.

          (e)  A detailed aging by invoice and a summary aging by account debtor of the Borrower's receivables within twenty (20) days after the end of each month.

          (f)    A summary aging by vendor of accounts payable within twenty (20) days after the end of each month from Borrower.

          (g)  An inventory listing within twenty (20) days after the end of each month; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require from Borrower and guarantor.

          (h)  A listing of the names and addresses of all debtors obligated upon the Borrower's accounts receivable within twenty (20) days after the end of each year.

          (i)    Within 120 days of the Borrower's fiscal year end, the Borrower's forecast and operating budget for the subsequent fiscal year.

          (j)    Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

        9.3    Tangible Net Worth.    To maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following:

          (a)  Twenty Seven Million Dollars ($27,000,000.00); plus

          (b)  the sum of 75% of net income after income taxes (without subtracting losses) in each quarterly accounting period commencing after December 31, 2002; plus

          (c)  100% of the net proceeds from any equity securities issued after the date of this Agreement.

        "Tangible Net Worth" means the gross book value of Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees or shareholders of the Borrower), less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets, but excluding the non-current portion of subordinated liabilities. "Subordinated liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form. To the extent that Tangible Net Worth has been reduced by permitted warrant or stock repurchases, the amount of such warrant or stock repurchases will be added back to Tangible Net Worth for the purposes of calculating covenants under this Agreement.

        9.4    Cash Flow Coverage Ratio.    To maintain on a consolidated basis a Cash Flow Coverage Ratio of at least 1.25:1.0.

          "Cash Flow Coverage Ratio" means the ratio of (a) EBITDA less non-financed capital expenditures less cash taxes to (b) to the sum of cash taxes, non-financed capital expenditures, cash interest expense and one-third (1/3) of advances outstanding under this Agreement (including outstanding letters of credit).

          "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization. This ratio will be calculated at the end of each quarter, using the results of that quarter and the three immediately preceding quarters. The amount of advances and letters of credit outstanding shall be determined as of the last day of the calculation period.

        9.5    Other Debts.    Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

          (a)  Acquiring goods, supplies, merchandise, or services on normal trade credit.

          (b)  Endorsing negotiable instruments received in the usual course of business.

          (c)  Obtaining surety bonds in the usual course of business.

          (d)  Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

          (e)  Additional debts which do not exceed a total principal amount of One Hundred Thousand Dollars ($100,000) outstanding at any one time.

        9.6    Other Liens.    Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

          (a)  Liens and security interests in favor of the Bank.

          (b)  Liens for taxes not yet due.

          (c)  Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

          (d)  Additional liens securing debts permitted under Section 9.7 (e) above.

        9.7    Dividends.    Not to declare or pay any dividends on any of its shares, except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, in excess of One Million Dollars ($1,000,000).

        9.8    Loans and Investments.    Not to have any existing, or make any new, loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to, any individual or entity, except for:

          (a)  existing investments in the Borrower's current subsidiaries.

          (b)  extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

          (c)  investments in any of the following:

              (i)  certificates of deposit;

            (ii)  U.S. treasury bills and other obligations of the federal government;

          (d)  loans not exceeding an aggregate sum of Two Hundred Fifty Thousand Dollars ($250,000) at any one time to any of the Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing) or to any affiliated entities.

        9.9    Notices to Bank.    To promptly notify the Bank in writing of:

          (a)  any lawsuit over One Million Dollars ($1,000,000) in excess of any insurance coverage against the Borrower (or any guarantor).

          (b)  any substantial dispute between the Borrower (or any guarantor and any government authority.

          (c)  any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

          (d)  any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

          (e)  any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

          (f)    any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, in excess of any insurance coverage.

        9.10    Books and Records.    To maintain adequate books and records.

        9.11    Audits.    To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

        9.12    Compliance with Laws.    To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business, except where the failure to be in such compliance would not have a material adverse effect upon the Borrower.

        9.13    Preservation of Rights.    To maintain and preserve all rights, privileges, and franchises the Borrower now has, except where the failure to maintain or preserve such rights would not have a material adverse effect upon the Borrower.

        9.14    Maintenance of Properties.    To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

        9.15    Perfection of Liens.    To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

        9.16    Cooperation.    To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

        9.17    Insurance.

          (a)    Insurance Covering Collateral.    To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be and include a replacement cost endorsement in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

          (b)    General Business Insurance.    To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

          (c)    Evidence of Insurance.    Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

        9.18    Additional Negative Covenants.    Not to, without the Bank's written consent:

          (a)  engage in any business activities substantially different from the Borrower's present business.

          (b)  liquidate or dissolve the Borrower's business.

          (c)  enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

          (d)  sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

          (e)  sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets, except that this shall not prohibit any asset securitization of AutoZone, Inc. receivables provided that all proceeds of such securitization shall be applied to repay outstanding advances under this Agreement.

          (f)    enter into any sale and leaseback agreement covering any of its fixed assets.

          (g)  acquire or purchase a business or its assets, provided, however, that such consent will not be unreasonably withheld.

          (h)  voluntarily suspend its business for more than 10 days in any 30 day period.

        9.19    ERISA Plans.    Promptly during each year, to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

        9.20    Guaranties.    Within 30 days after any Person becomes a subsidiary, cause such subsidiary to become a guarantor by executing and delivering to Bank a guaranty in form, content, and scope acceptable to Bank.

10.
HAZARDOUS SUBSTANCES

        10.1    Indemnity Regarding Hazardous Substances.    The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

        10.2    Definition of Hazardous Substances.    "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

11.
DEFAULT

        If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

        11.1    Failure to Pay.    The Borrower fails to make a payment under this Agreement when due.

        11.2    Lien Priority.    The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

        11.3    False Information.    The Borrower or any guarantor or any party pledging collateral to the Bank or any trustor (each an "Obligor") has given the Bank false or misleading information or representations.

        11.4    Bankruptcy.    The Borrower (or any Obligor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any Obligor) or the Borrower (or any Obligor) makes a general assignment for the benefit of creditors.

        11.5    Receivers.    A receiver or similar official is appointed for a substantial portion of the Borrower's (or any Obligor's) business, or the business is terminated.

        11.6    Judgments.    Any judgments or arbitration awards are entered against the Borrower (or any Obligor), or the Borrower (or any Obligor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

        11.7    Government Action.    Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any Obligor's) financial condition or ability to repay.

        11.8    Material Adverse Change.    A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

        11.9    Cross-default.    Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) has guaranteed.

        11.10    Default under Related Documents.    Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

        11.11    Other Bank Agreements.    The Borrower (or any Obligor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank.

        11.12    ERISA Plans.    Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

          (a)  A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

          (b)  Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

        11.13    Other Breach Under Agreement.    The Borrower fails to meet the conditions of, or fails to perform any material obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

        11.14    AutoZone Debt Rating.    AutoZone, Inc. fails to maintain at all times a debt rating of at least BBB—or better from Standard & Poor's.

        11.15    Change of Control.    There shall occur a Change of Control.

12.
ENFORCING THIS AGREEMENT; MISCELLANEOUS

        12.1    GAAP.    Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

        12.2    California Law.    This Agreement is governed by California law.

        12.3    Successors and Assigns.    This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

        12.4    Arbitration and Waiver of Jury Trial.

          (a)  This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

          (b)  At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

          (c)  Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

          (d)  The arbitration shall be administered by JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

          (e)  The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

          (f)    This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

          (g)  The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

          (h)  The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

          (i)    By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

        12.5    Severability; Waivers.    If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        12.6    Administration Costs.    The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

        12.7    Attorneys' Fees.    The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the

Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

        12.8    Multiple Borrowers.    If two or more borrowers sign this Agreement, each will be jointly and severally obligated to repay the Bank in full.

        12.9    One Agreement.    This Agreement and any related security or other agreements required by this Agreement, collectively:

          (a)  represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

          (b)  replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

          (c)  are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        12.10    Disposition of Schedules, Reports, Etc. Delivered by Borrower.    The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

        12.11    Returned Merchandise.    Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

        12.12    Verification of Receivables.    The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

        12.13    Waiver of Confidentiality.    The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

        12.14    Indemnification.    The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.

This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

        12.15    Notices.    Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted.

        12.16    Headings.    Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        12.17    Counterparts.    This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

        This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.	Motorcar Parts & Accessories, Inc.
By	By

Typed Name:	Typed Name:

Title:	Title:

Address where notices to the Bank are to be sent: 525 South Flower Street, Mezzanine Level Los Angeles, CA 90071 Facsimile: 213/345-6981	Address where notices to the Borrower are to be sent: 2929 California Street Torrance, CA 90503 Facsimile:

QuickLinks

BUSINESS LOAN AGREEMENT (RECEIVABLES AND INVENTORY)